Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES’ DEL MEDICAL SYSTEMS GROUP NAMES

EDWARD S. WONG VICE PRESIDENT OF GLOBAL R&D AND ENGINEERING

Industry Veteran to Lead Del Medical’s Global Engineering Programs

VALHALLA, NY – January 19, 2006 -- Del Global Technologies Corp. (DGTC) (“Del Global” or “the Company”) today announced that Edward S. Wong has been appointed Vice President of Global R&D and Engineering at its Del Medical Systems Group (“Del Medical”) business segment. Mr. Wong will report directly to Christopher N. Japp, President of Del Medical and will be based in the Franklin Park office.

Mr. Wong will direct the global engineering programs of Del Medical, leading teams based in Franklin Park, Illinois and Buccinasco, Italy. He comes to Del Medical from Siemens Medical Systems, where since 1988 he held positions of increasing responsibility, including project management, business development, e-business, business unit management, and engineering. Most recently, he served as Vice President of Global Engineering, Siemens X-Ray Division. This included management and development of Siemens radiology, cardiology, fluoroscopy, and radiography x-ray programs at multiple engineering locations around the world.

Mr. Wong holds a Masters Degree in Business Administration, a Masters Degree in Electrical Engineering, and a Bachelors Degree in Electrical Engineering. He speaks English and Cantonese.

Christopher N. Japp, President of Del Medical, stated, “Edward brings significant expertise and experience to Del Medical at a time when we are focused on increasing our global presence and penetrating new markets, including Asia. He has successfully guided the development and introduction of numerous medical imaging products, both conventional and digital. We expect that his success in building global engineering programs and introducing imaging products based on market need will greatly enhance our portfolio and industry position.”

About Del Global Technologies

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of cost-effective medical imaging and diagnostic systems consisting of stationary and portable x-ray systems, radiographic/fluoroscopic systems, dental imaging systems and proprietary high-voltage power conversion subsystems for medical and other critical industrial applications. Through its RFI subsidiary, Del Global manufactures electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s filings with the Securities and Exchange Commission.

CONTACT:

Del Global Technologies Corp.	INVESTOR RELATIONS:
Walter F. Schneider, President & Chief Executive Officer	The Equity Group Inc.
Mark Koch, Principal Accounting Officer	Devin Sullivan (212) 836-9608
(914) 686-3650	Maura Gedid (212) 836-9605